Exhibit 99.1

CA Technologies Reports First Quarter Fiscal Year 2017 Results

  Strong Start to Fiscal 2017
  First Quarter Revenue of $999 Million
  First Quarter GAAP EPS of $0.47
  First Quarter Non-GAAP EPS of $0.64
  First Quarter Cash Flow From Continuing Operations of $161 Million

NEW YORK--(BUSINESS WIRE)--July 27, 2016--CA Technologies (NASDAQ:CA) today reported financial results for its first quarter fiscal 2017, which ended June 30, 2016.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

“Following solid performance in fiscal year 2016, I am pleased to report that we are off to a strong start in fiscal year 2017.

“In the first quarter, revenue grew year-over-year, total new sales were strong and we delivered a solid operating margin. These results improve our confidence in our ability to cross over into modest growth for the full year.

“Though we recognize that we still have work ahead to reach our potential, we are progressing well on our journey to position CA for sustainable, long-term growth. Looking ahead, we will continue to be customer-focused and agile as we evolve CA to meet the challenges of an incredibly dynamic technology market. This is reflected in the organizational changes we are announcing today.”

ORGANIZATIONAL UPDATE

CA Technologies has agreed with Richard Beckert, Chief Financial Officer, that it is the appropriate time to transition the role, and he retired as CFO from CA Technologies effective July 26. Beckert joined CA in 2006 during a pivotal time in the Company’s history, and he played an important role in our ongoing transformation.

Kieran J. McGrath, Corporate Controller, has been named interim Chief Financial Officer, reporting to CEO Mike Gregoire. McGrath, who has been with CA since 2014 as corporate controller, was previously the Finance lead of IBM’s $25B Global Software Business and brings a wealth of financial, operational and transformational management experience. McGrath will lead CA’s Finance organization while the Company undertakes the process of identifying a new CFO.

Gregoire commented, “I would like to thank Rich for his many contributions to CA and the positive impact he has had on our business. On behalf of CA we wish Rich much continued success in the future. Separately, I look forward to working closely with Kieran in the months ahead and have the utmost confidence in his ability to help lead this important evolution.”

CA Technologies also announced that Adam Elster, formerly EVP of Sales, has been named President, Global Field Operations, and that Ayman Sayed, formerly EVP and Chief Product Officer, has been named President, Chief Product Officer.

Gregoire continued, “In these new roles, Adam and Ayman will be responsible for collaborating to ensure that our development and go-to-market efforts are completely aligned to customer and market demand, and that we are positioned to achieve our goal of consistently delivering better, more impactful products to our customers.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	First Quarter FY17 vs. FY16
	FY17	FY16	% Change	% Change CC*
Revenue	$999	$977	2%	3%
GAAP Income from Continuing Operations	$198	$207	(4)%	(9)%
Non-GAAP Income from Continuing Operations*	$269	$283	(5)%	(6)%
GAAP Diluted EPS from Continuing Operations	$0.47	$0.47	0%	(4)%
Non-GAAP Diluted EPS from Continuing Operations*	$0.64	$0.64	0%	(2)%
Cash Flow from Continuing Operations	$161	$188	(14)%	(10)%
* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

(dollars in millions)	First Quarter FY17 vs. FY16
	FY17	% of Total	FY16	% of Total	% Change	% Change CC*
North America Revenue	$669	67%	$652	67%	3%	3%
International Revenue	$330	33%	$325	33%	2%	2%
Total Revenue	$999		$977		2%	3%

North America Bookings	$992	73%	$451	68%	120%	120%
International Bookings	$361	27%	$211	32%	71%	76%
Total Bookings	$1,353		$662		104%	106%

Current Revenue Backlog	$3,031		$3,042		0%	0%
Total Revenue Backlog	$7,151		$6,278		14%	15%
*CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased as a result of an increase in software fees and other revenue, partially offset by a decrease in subscription and maintenance revenue. The fiscal 2016 acquisitions of Rally Software Development Corp. (Rally) and Xceedium, Inc. (Xceedium) contributed approximately 4 points of revenue growth for the quarter.
  Total bookings grew primarily due to the replacement and extension of a large system integrator transaction that was scheduled to expire in fiscal 2018, as well as an increase in mainframe solutions renewals that were not associated with this transaction. The large system integrator transaction provides an incremental contract value in excess of $475 million, extends the term of the replaced agreement for an additional five years and was a strong contributor to renewals and new product sales in the quarter.
  The Company executed a total of 14 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $910 million including the aforementioned large system integrator transaction. During the first quarter of fiscal 2016, the Company executed a total of 6 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $214 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 4.93 years, compared with 3.45 years for the same period in fiscal 2016.

EXPENSES AND MARGIN AND EARNINGS PER SHARE

(dollars in millions)	First Quarter FY17 vs. FY16
	FY17	FY16	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$707	$673	5%	8%
Operating Income Before Interest and Income Taxes	$292	$304	(4)%	(8)%
Diluted EPS from Continuing Operations	$0.47	$0.47	0%	(4)%
Operating Margin	29%	31%
Effective Tax Rate	28.5%	29.8%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$607	$572	6%	8%
Operating Income Before Interest and Income Taxes	$392	$405	(3)%	(5)%
Diluted EPS from Continuing Operations	$0.64	$0.64	0%	(2)%
Operating Margin	39%	41%
Effective Tax Rate	28.6%	28.5%
*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and Non-GAAP first quarter operating expenses increased primarily due to operational costs associated with the acquisitions of Rally and Xceedium.
  GAAP and Non-GAAP EPS in the first quarter of fiscal 2017 were consistent with the year-ago period due to an increase in expenses, primarily due to operational costs associated with the acquisitions of Rally and Xceedium, offset by an increase in revenue and a decrease in weighted average common shares outstanding.

SELECTED HIGHLIGHTS FROM THE QUARTER

Leadership and recognition during the quarter include:

  For the second consecutive year, CA Technologies was positioned by Gartner, Inc. as a leader in the Magic Quadrant for IT Project and Portfolio Management Software Applications, Worldwide.(1)
  IT Central Station, a leading product review site for enterprise technology, named CA Unified Infrastructure Management as the number one solution for cloud monitoring.(2)
  CA Technologies was named an API Management market leader for 2016-2017 by Ovum in its API Management Decision Matrix, and received the highest overall score for the technology evaluation dimension.(3)

Customer traction for CA Technologies innovation during the quarter include:

  CA Privileged Access Management (CA PAM) closed its single largest deal ever and was selected over competitors to become the standard for this American multinational corporation's 1000+ global customers.
  CA PAM also displaced an incumbent at a large American multi-national telecommunications company that chose the product for the strength of its password management.
  CA Project and Portfolio Management (PPM) closed several six-figure transactions during the quarter, three of which were brand new customers to the platform.
SEGMENT INFORMATION

(dollars in millions)	First Quarter FY17 vs. FY16
	Revenue		% Change	% Change CC*	Operating Margin
	FY17	FY16			FY17	FY16
Mainframe Solutions	$551	$560	(2)%	(1)%	62%	62%
Enterprise Solutions	$371	$338	10%	10%	13%	14%
Services	$77	$79	(3)%	(2)%	3%	10%
*CC or Constant Currency is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals.
  Enterprise Solutions revenue increased primarily driven by the additional revenue associated with the Rally and Xceedium acquisitions, which contributed approximately 9 points of revenue growth for the quarter.
  Services revenue decreased primarily due to a decline in professional services engagements from prior periods. Operating margin decreased as a result of the decrease in revenue and additional personnel-related costs associated with the Rally acquisition.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the first quarter of fiscal 2017 was $161 million, versus $188 million in the year-ago period. Cash flow from operations decreased compared with the year-ago period primarily due to the increase in income tax payments, partially offset by the decrease in vendor disbursements and payroll.

CAPITAL STRUCTURE

  Cash and cash equivalents at June 30, 2016 were $2.776 billion.
  With $1.95 billion in total debt outstanding and $138 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $688 million.
  In the first quarter of fiscal 2017, the Company repurchased 1.6 million shares of common stock for $50 million.
  As of June 30, 2016, the Company is currently authorized to purchase $700 million of its common stock under its current stock repurchase program.
  The Company distributed $107 million in dividends to shareholders.
  The Company’s outstanding share count at June 30, 2016 was 414 million.

OUTLOOK FOR FISCAL YEAR 2017

The Company updated its fiscal 2017 outlook for GAAP diluted earnings per share from continuing operations and full-year GAAP operating margin. This guidance update reflects the increase in share-based compensation expense as a result of the increase in the Company's share price. The following outlook contains "forward-looking statements" (as defined below) and assumes no material acquisitions.

The Company expects the following:

  Total revenue to increase in a range of flat to plus 1 percent in constant currency, unchanged from previous guidance. At June 30, 2016 exchange rates, this translates to reported revenue of $4.03 billion to $4.07 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 2 percent to 5 percent in constant currency. Previous guidance was to increase in a range of 3 percent to 6 percent in constant currency. At June 30, 2016 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.88 to $1.93.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 1 percent to 3 percent in constant currency, unchanged from previous guidance. At June 30, 2016 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.49 to $2.54.
  Cash flow from continuing operations to increase in the range of 1 percent to 5 percent in constant currency, unchanged from previous guidance. At June 30, 2016 exchange rates, this translates to reported cash flow from continuing operations of $1.05 billion to $1.09 billion.

The Company expects a full-year GAAP operating margin of 29 percent and non-GAAP operating margin of 38 percent. This translates to 1-point decrease from previous guidance for GAAP operating margin of 30 percent and unchanged from previous guidance for non-GAAP operating margin.

The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.

The Company anticipates approximately 411 million shares outstanding at fiscal 2017 year-end and weighted average diluted shares outstanding of approximately 414 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited first quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1)	Gartner, Inc., “Magic Quadrant for IT Project and Portfolio Management Software Applications, Worldwide,” Daniel B. Stang, Robert A. Handler, Teresa Jones, May 24, 2016

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Quarterly Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2)	https://www.itcentralstation.com/products/ca-unified-infrastructure-management

(3)	Ovum Decision Matrix: Selecting an API Management Solution, 2016-2017

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software, internally developed software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above and restructuring and other payments. Free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2016, March 31, 2015 and March 31, 2014, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecasted operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs and sales of our solutions by our partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network, as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; the failure to renew large license transactions on a satisfactory basis; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; changes in generally accepted accounting principles; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2016 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Revenue:	2016	2015
Subscription and maintenance	$826	$836
Professional services	77	79
Software fees and other	96	62
Total revenue	$999	$977
Expenses:
Costs of licensing and maintenance	$68	$66
Cost of professional services	75	71
Amortization of capitalized software costs	66	60
Selling and marketing	242	226
General and administrative	88	90
Product development and enhancements	148	136
Depreciation and amortization of other intangible assets	20	27
Other expenses (gains), net	-	(3)
Total expenses before interest and income taxes	$707	$673
Income from continuing operations before interest and income taxes	$292	$304
Interest expense, net	15	9
Income from continuing operations before income taxes	$277	$295
Income tax expense	79	88
Income from continuing operations	$198	$207
Income from discontinued operations, net of income taxes	$-	$5
Net income	$198	$212

Basic income per common share:
Income from continuing operations	$0.47	$0.47
Income from discontinued operations	-	0.01
Net income	$0.47	$0.48
Basic weighted average shares used in computation	414	436

Diluted income per common share:
Income from continuing operations	$0.47	$0.47
Income from discontinued operations	-	0.01
Net income	$0.47	$0.48
Diluted weighted average shares used in computation	415	438

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	June 30,	March 31,
	2016	2016
	(unaudited)
Cash and cash equivalents	$2,776	$2,812
Trade accounts receivable, net	430	625
Other current assets	144	124
Total current assets	$3,350	$3,561

Property and equipment, net	$229	$242
Goodwill	6,084	6,086
Capitalized software and other intangible assets, net	725	795
Deferred income taxes	405	407
Other noncurrent assets, net	114	113
Total assets	$10,907	$11,204

Current portion of long-term debt	$4	$6
Deferred revenue (billed or collected)	2,027	2,197
Other current liabilities	607	691
Total current liabilities	$2,638	$2,894

Long-term debt, net of current portion	$1,946	$1,947
Deferred income taxes	2	3
Deferred revenue (billed or collected)	654	737
Other noncurrent liabilities	240	245
Total liabilities	$5,480	$5,826

Common stock	$59	$59
Additional paid-in capital	3,628	3,664
Retained earnings	6,666	6,575
Accumulated other comprehensive loss	(445)	(416)
Treasury stock	(4,481)	(4,504)
Total stockholders’ equity	$5,427	$5,378
Total liabilities and stockholders’ equity	$10,907	$11,204

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	June 30,
	2016	2015
Operating activities from continuing operations:
Net income	$198	$212
Income from discontinued operations	-	(5)
Income from continuing operations	$198	$207
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	86	87
Deferred income taxes	3	(10)
Provision for bad debts	1	1
Share-based compensation expense	29	22
Other non-cash items	1	-
Foreign currency transaction (gains) losses	(2)	3
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade accounts receivable	193	228
Decrease in deferred revenue	(245)	(239)
(Decrease) increase in taxes payable, net	(41)	27
Increase (decrease) in accounts payable, accrued expenses and other	8	(33)
Decrease in accrued salaries, wages and commissions	(65)	(83)
Changes in other operating assets and liabilities	(5)	(22)
Net cash provided by operating activities - continuing operations	$161	$188
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(1)	$(37)
Purchases of property and equipment	(8)	(13)
Net cash used in investing activities - continuing operations	$(9)	$(50)
Financing activities from continuing operations:
Dividends paid	$(107)	$(110)
Purchases of common stock	(50)	(50)
Notional pooling borrowings (repayments), net	4	(16)
Debt repayments	(4)	(5)
Exercise of common stock options	13	4
Other financing activities	-	(23)
Net cash used in financing activities - continuing operations	$(144)	$(200)
Effect of exchange rate changes on cash	$(44)	$69
Net change in cash and cash equivalents - continuing operations	$(36)	$7
Cash provided by operating activities - discontinued operations	$-	$5
Net effect of discontinued operations on cash and cash equivalents	$-	$5
(Decrease) increase in cash and cash equivalents	$(36)	$12
Cash and cash equivalents at beginning of period	$2,812	$2,804
Cash and cash equivalents at end of period	$2,776	$2,816

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended June 30, 2016
	Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$551	$371	$77	$999
Expenses (3)	208	324	75	607
Segment profit	$343	$47	$2	$392
Segment operating margin	62%	13%	3%	39%

Segment profit				$392
Less:
Purchased software amortization				43
Other intangibles amortization				5
Internally developed software products amortization				23
Share-based compensation expense				29
Other expenses, net (4)				-
Interest expense, net				15
Income from continuing operations before income taxes				$277

	Three Months Ended June 30, 2015
	Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$560	$338	$79	$977
Expenses (3)	211	290	71	572
Segment profit	$349	$48	$8	$405
Segment operating margin	62%	14%	10%	41%

Segment profit				$405
Less:
Purchased software amortization				28
Other intangibles amortization				11
Internally developed software products amortization				32
Share-based compensation expense				22
Other expenses, net (4)				8
Interest expense, net				9
Income from continuing operations before income taxes				$295
(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended June 30,
				% Increase
			% Increase	(Decrease)
			(Decrease)	in Constant
	2016	2015	in $ US	Currency (1)

Bookings	$1,353	$662	104%	106%

Revenue:
North America	$669	$652	3%	3%
International	330	325	2%	2%
Total revenue	$999	$977	2%	3%

Revenue:
Subscription and maintenance	$826	$836	(1)%	(1)%
Professional services	77	79	(3)%	(2)%
Software fees and other	96	62	55%	55%
Total revenue	$999	$977	2%	3%

Segment Revenue:
Mainframe solutions	$551	$560	(2)%	(1)%
Enterprise solutions	$371	338	10%	10%
Services	77	79	(3)%	(2)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$607	$572	6%	8%
Total GAAP	707	673	5%	8%
(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2016, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30,
	2016	2015
GAAP net income	$198	$212
GAAP income from discontinued operations, net of income taxes	-	(5)
GAAP income from continuing operations	$198	$207
GAAP income tax expense	79	88
Interest expense, net	15	9
GAAP income from continuing operations before interest and income taxes	$292	$304
GAAP operating margin (% of revenue) (1)	29%	31%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$2
Cost of professional services (2)	1	1
Amortization of capitalized software costs (3)	66	60
Selling and marketing (2)	10	8
General and administrative (2)	11	7
Product development and enhancements (2)	5	4
Depreciation and amortization of other intangible assets (4)	5	11
Other expenses, net (5)	-	8
Total Non-GAAP adjustment to operating expenses	$100	$101
Non-GAAP income from continuing operations before interest and income taxes	$392	$405
Non-GAAP operating margin (% of revenue) (6)	39%	41%

Interest expense, net	15	9
GAAP income tax expense	79	88
Non-GAAP adjustment to income tax expense (7)	29	25
Non-GAAP income tax expense	$108	$113
Non-GAAP income from continuing operations	$269	$283
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending June 30, 2016 and 2015, non-GAAP adjustment consists of $43 million and $28 million of purchased software amortization and $23 million and $32 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Operating Expenses	2016	2015

Total expenses before interest and income taxes	$707	$673

Non-GAAP operating adjustments:
Purchased software amortization	43	28
Other intangibles amortization	5	11
Internally developed software products amortization	23	32
Share-based compensation	29	22
Other expenses, net (1)	-	8
Total non-GAAP operating adjustment	$100	$101

Total non-GAAP operating expenses	$607	$572

	Three Months Ended
	June 30,
Diluted EPS from Continuing Operations	2016	2015

GAAP diluted EPS from continuing operations	$0.47	$0.47

Non-GAAP adjustments:
Purchased software amortization	0.10	0.06
Other intangibles amortization	0.01	0.02
Internally developed software products amortization	0.06	0.07
Share-based compensation	0.07	0.05
Other expenses, net (1)	-	0.02
Tax effect of non-GAAP adjustments	(0.07)	(0.06)
Non-GAAP effective tax rate adjustments (2)	-	0.01
Total non-GAAP adjustment	$0.17	$0.17

Non-GAAP diluted EPS from continuing operations	$0.64	$0.64
(1)	Other expenses (gains), net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30, 2016
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$292	$392
Interest expense, net	15	15
Income from continuing operations before income taxes	$277	$377

Statutory tax rate	35%	35%

Tax at statutory rate	$97	$132
Adjustments for discrete and permanent items (2)	(18)	(24)
Total tax expense	$79	$108

Effective tax rate (3)	28.5%	28.6%

	Three Months Ended
	June 30, 2015
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$304	$405
Interest expense, net	9	9
Income from continuing operations before income taxes	$295	$396

Statutory tax rate	35%	35%

Tax at statutory rate	$103	$139
Adjustments for discrete and permanent items (2)	(15)	(26)
Total tax expense	$88	$113

Effective tax rate (3)	29.8%	28.5%
(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2017

Projected GAAP diluted EPS from continuing operations range	$1.88	to	$1.93

Non-GAAP adjustments:
Purchased software amortization	0.37		0.37
Other intangibles amortization	0.03		0.03
Internally developed software products amortization	0.19		0.19
Share-based compensation	0.26		0.26
Tax effect of non-GAAP adjustments	(0.24)		(0.24)
Total non-GAAP adjustment	$0.61		$0.61

Projected non-GAAP diluted EPS from continuing operations range	$2.49	to	$2.54

	Fiscal Year Ending
Projected Operating Margin	March 31, 2017

Projected GAAP operating margin		29%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		0%
Internally developed software products amortization		2%
Share-based compensation		3%
Total non-GAAP operating adjustment		9%

Projected non-GAAP operating margin		38%
Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.
Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi, 646-826-6071
Corporate Communications
darlan.monterisi@ca.com
or
Jennifer DiClerico, 212-415-6997
Corporate Communications
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Robert Lung, 212-415-6908
Investor Relations
robert.lung@ca.com